Exhibit 10.2

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 6, 2013, between BUNGE LIMITED, a Bermuda company (the “Company”), and SOREN SCHRODER (the “Executive”).

WHEREAS, the Executive currently serves as Chief Executive Officer of Bunge North America, a subsidiary of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Executive should become Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive hereto desire to provide for the continued employment of the Executive on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties hereto agree to amend this Agreement as of the date hereof as follows:

1.                                      EFFECTIVENESS OF AGREEMENT

1.1.                            Effective Date and Employment Term.  The Executive’s employment under this Agreement shall commence as of June 1, 2013 (the “Effective Date”) and shall continue in effect until the earlier of (a) the termination of the Executive’s employment pursuant to the terms of this Agreement or (b) May 31, 2016; provided, however, that on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the term of employment under this Agreement shall be automatically extended for one additional year so that such employment period shall continue for three years following such anniversary date, unless (i) either party provides written notice to the other no less than 90 days prior to such anniversary of the Effective Date that it does not wish to extend the term or (ii) the Executive’s employment has terminated pursuant to the terms of this Agreement (such period of employment shall hereinafter be referred to as the “Employment Term”).

2.                                      EMPLOYMENT AND DUTIES

2.1.                            General.  The Company hereby agrees to employ the Executive, and the Executive agrees to serve, as Chief Executive Officer of the Company upon the terms and conditions herein contained.  The Executive shall perform the customary duties of a chief executive officer and perform such other duties and services for the Company commensurate with the Executive’s position, as further described in the Terms of Reference agreed between the parties and as may be designated from time to time by the Board.  The Executive shall report to the Board and agrees to serve the Company faithfully and to the best of his ability under the direction of the Board.

2.2.                            Services.

2.2.1.                  Exclusive Services.  Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote substantially all of his working time throughout the Employment Term to the services required of him hereunder.  During the Employment Term, the Executive shall render his services exclusively to the Company and, as determined by the Company, its Subsidiaries (as defined below) (such Subsidiaries, together with the Company, the “Bunge Group”) and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Bunge Group in a manner consistent with the duties of his position.  For purposes of this Agreement, “Subsidiary” shall mean (a) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (b) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest.

2.2.2.                  Board and Community Service.  Notwithstanding anything to the contrary set forth in Section 2.2.1 above, but subject to Section 8, the Executive may (a) serve on any corporate, civic or charitable board upon obtaining the prior written consent of the Board, except that no such consent shall be required for boards on which the Executive serves as of the Effective Date, (b) engage in charitable activities, (c) perform outside speaking, lecturing or teaching engagements and (d) manage personal investments, provided that none of the foregoing activities interferes in any material respect with the performance by the Executive of his duties under this Agreement.

2.3.                            Location.  The Executive will relocate by September 1, 2013 to the New York City metropolitan area and be based in the Company’s headquarters, currently in White Plains, New York, during the Employment Term.

2.4                               Reimbursement of Expenses.  The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him during the Employment Term in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices, but in no event shall the Company reimburse the Executive later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

3.                                      COMPENSATION

3.1.                            Base Salary.  During the Employment Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of U.S.$1,000,000 per annum, payable in arrears in substantially equal installments in accordance with the Company’s payroll practices, as in effect from time to time.  Any adjustments in Base Salary shall be made by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion; provided, however, that such Base Salary may be increased but not decreased.

3.2.                            Short-Term Annual Bonus.  During the Employment Term, the Executive shall be entitled to participate in the Company’s annual performance bonus plan (the “Short-Term Annual Bonus Plan”), under which the Executive shall be entitled to receive, subject to the satisfaction of applicable performance criteria, an annual target bonus equal to 140% of his Base Salary, at the annual rate in effect for most of the calendar year to which such bonus relates.  Any adjustments to the Executive’s annual target bonus shall be made by the Compensation Committee in its sole discretion.  The other terms and conditions of the short-term annual bonus described in this Section 3.2 (the “Short-Term Annual Bonus”) shall be as determined under the Short-Term Annual Bonus Plan and payable in accordance with the timing set forth in the Short-Term Annual Bonus Plan.

3.3.                            Long-Term Equity Incentive.  During the Employment Term, the Executive shall be entitled to participate in the Bunge Limited Equity Incentive Plan, as amended from time to time (such plan, together with any successor or replacement plan(s), shall hereinafter be referred to as the “Bunge Equity Plan”).  Awards, if any, granted to the Executive shall be determined by the Compensation Committee in its sole discretion.  The other terms and conditions of such Awards shall be as determined under the terms of the Bunge Equity Plan.  An initial Award with a fair market value, determined as of the March 2013 Board meeting, equal to U.S.$3,891,667 shall be proposed to the Compensation Committee in accordance with the Company’s standard annual grant process in March, 2013. Such initial Award shall be in the form of time-based restricted stock units (“RSUs”) with a fair market value of $2,000,000, which shall cliff vest on the third anniversary of the grant date, and the balance of such initial Award in the form of performance-based RSUs and stock options.  The performance-based RSUs and stock options shall be subject to the same terms and vesting and performance conditions as those applicable to other senior executives of the Company.

4.                                      EMPLOYEE BENEFITS

4.1.                            General.  During the Employment Term, the Executive shall be, or, where applicable, continue to be, included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing retirement benefits, profit sharing, disability benefits, health and life insurance, or paid holidays) that shall be established by the Company for, or made available to, its senior executives.  In addition, the Company shall furnish the Executive with coverage by the Company’s customary director and officer indemnification arrangements, subject to applicable law.

4.2.                            Vacation.  During the Employment Term, the Executive shall be eligible for 20 business days of paid vacation each calendar year, which number of days may be increased, but not decreased, on an annual basis in the sole discretion of the Compensation Committee.  If the Executive’s employment ends for any reason, the Executive shall only be paid for unused vacation that accrued during the calendar year in which his Date of Termination (as defined below) occurs.

4.3.                            Relocation Expenses.  The Executive shall be entitled to relocation benefits in accordance with the Company’s relocation policies in effect from time to time, including reimbursement of all reasonable costs incurred in relocating himself and his family and their possessions from St. Louis, Missouri to the New York metropolitan.

5.                                      TERMINATION OF EMPLOYMENT

5.1.                            Termination Without Cause; Resignation for Good Reason.

5.1.1.                  General.  Subject to the provisions of Sections 5.1.2 and 5.1.3, if, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, subject to the Executive’s execution of a general release of claims in substantially the form attached hereto as Exhibit A (the “Release”) that becomes irrevocable not later than the 60th calendar day following the Executive’s Date of Termination, the Company shall:

(a)                                 pay the Executive an amount (the “Severance Payment”) equal to two times the sum of (i) the highest annual rate of Base Salary paid to the Executive with respect to the two calendar years immediately preceding the Executive’s Date of Termination and (ii) the average structural (grid-based) Short-Term Annual Bonus (excluding any long-term, supplemental or special bonuses) actually paid to the Executive for the two calendar years immediately preceding the Executive’s Date of Termination, payable in substantially equal monthly installments for the 24-month period following the Executive’s Date of Termination (the “Severance Period”); provided, however, that, if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason during the Change of Control Period, the Severance Payment shall equal three times the sum of (i) the highest annual rate of Base Salary paid to the Executive with respect to the three calendar years immediately preceding the Executive’s Date of Termination and (ii) the target Short-Term Annual Bonus (excluding any long-term, supplemental or special bonuses) in effect as of the Executive’s Date of Termination, and the Severance Period shall be 36 months; and, provided, further, that if any monthly installments are due prior to the Release becoming irrevocable, such installments shall be paid with the first installment payable on or following the date the Release becomes irrevocable;

(b)                                 pay the Executive his Base Salary, to the extent not yet paid, through and including the Executive’s Date of Termination;

(c)                                  pay the Executive a pro rata portion (through the Date of Termination) of the Short-Term Annual Bonus that the Executive would have been entitled to receive for the then applicable performance period pursuant to Section 3.2 had the Executive remained employed for the entire performance period.  The Compensation Committee may, in its sole discretion, elect to pay the amount described in this subsection (c) (i) no later than 30 business days following the Executive’s Date of Termination, in which case, such amount shall be calculated in good faith by the Compensation Committee based on the Company’s performance results for the last full calendar quarter immediately preceding his Date of Termination or (ii) at the time bonuses under the Short-Term Annual Bonus Plan are paid to the Company’s executives generally, in which case, such amount shall be calculated in good faith by the Compensation Committee based on the Company’s performance results for the calendar year to which the bonus relates.  For purposes of calculating the amount described in this subsection (c), the Executive’s performance results shall be determined on a target-level basis;

(d)                                 (i) if the Executive meets the eligibility requirements for the Company’s retiree medical plan (at least 55 years of age and 10 years of service) and the Executive elects to immediately begin receiving his annuity under the Bunge U.S. Pension Plan, in lieu of COBRA coverage, offer to the Executive retiree medical benefits in accordance with the Company’s retiree medical plan at the Executive’s sole cost, which retiree medical coverage shall include the Executive’s spouse (if any) that is enrolled in the Company’s medical plan for active employees as of the Executive’s Date of Termination; or (ii) if the Executive is not yet eligible for such benefits under the Company’s retiree medical plan, offer the Executive continuing coverage under the Company’s health and medical insurance plans and programs for the period that the Executive is entitled to coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to “COBRA” coverage) (at the Executive’s sole cost during such COBRA benefit continuation period) and, in addition, pay to the Executive within 60 days following the Date of Termination a lump sum amount which, in the Company’s reasonable determination, provides sufficient funds to cover the after-tax cost for the Executive to obtain medical insurance for himself and his dependents for the period beginning upon the expiration of the COBRA benefits continuation period and ending at the completion of the Severance Period (with such funds calculated as if the Executive were contributing for such coverage in the same amount he would pay for COBRA coverage); provided, however, that the Executive’s coverage under the Company’s retiree medical plan shall cease as of the date on which the Executive is eligible to receive health, medical or other insurance benefits under a subsequent employer’s plan and that, if the Executive is eligible to receive health, medical or other insurance benefits under a subsequent employer’s plan, the health, medical and other insurance benefits described herein shall be secondary to those provided under such other plans

(e)                                  provide the Executive with accelerated vesting of any unvested benefits in the Company’s defined contribution and defined benefit retirement plans, unless such acceleration is prohibited by law;

(f)                                   deem any vesting or service under any outstanding stock option, restricted stock or other equity-based awards fully satisfied;

(g)                                  deem any Company performance requirements under any outstanding stock option, restricted stock or other equity-based awards to be satisfied to the extent such performance requirements are satisfied as of the Executive’s Date of Termination; and

(h)                                 except with respect to cash severance and the other categories of compensation or benefits dealt with above in this Section 5.1.1, provide substantially similar other benefits that are provided to other senior executives of the Company upon termination (the benefits described in this subsection (h), together with those described in subsections (b) through (g) above, shall hereinafter be referred to as “Severance Benefits”).

The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the Company’s benefit plans and programs.

5.1.2.                  Conditions Applicable to the Severance Period.  If, during the Severance Period, the Executive breaches any of his obligations under Section 8, the Company may, upon written notice to the Executive, terminate the Severance Period, cease to make any further payments of the Severance Payment and cease to provide any Severance Benefits, except as required by applicable law.  If the Employment Term expires in the manner contemplated by Section 1.1 following the Executive’s attainment of age 65, no Severance Payment or Severance Benefits shall be payable to the Executive.

5.1.3.                  Death During Severance Period.  Subject to Section 4.1, in the event of the Executive’s death during the Severance Period, payments of the Severance Payment shall continue to be made during the remainder of the Severance Period, and any unpaid bonus payments under Section 5.1.1(c) shall be paid on the terms set forth therein, to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.  Except for the medical benefits described in Section 5.1.1(d) or as otherwise required by law, the provision of Severance Benefits by the Company shall end on the date of the Executive’s death.

5.1.4.                  Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean (a) the expiration of the Employment Term after either party has provided written notice of non-renewal to the other party in accordance with Section 1.1; (b) with respect to the termination of the Executive’s employment without Cause, the date specified in a written notice of termination from the Company to the Executive; and (c) with respect to the termination by the Executive of his employment for Good Reason, the date specified in a written notice of resignation from the Executive to the Company; provided, however, that in connection with a termination without Cause or for Good Reason, no such written notice from the Executive shall be effective unless the cure period specified in the proviso in Section 5.4 has expired without the Company having corrected, in all material respects, the event or events subject to cure; provided further that, if no date of termination is specified in the written notice from the Executive, the Date of Termination shall be the first day following the expiration of such cure period.

5.2.                            Termination for Cause; Resignation Without Good Reason.

5.2.1.                  General.  If, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary as is then in effect through and including the Date of Termination.  The Executive shall have no further right to receive any other compensation or benefits after such termination of or resignation from employment, except as determined in accordance with the terms of the Company’s equity plans and related award agreements and benefit plans and programs.

5.2.2.                  Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean (a) the expiration of the Employment Term after either party has provided written notice of non-renewal to the other party in accordance with Section 1.1; (b) with respect to the termination of the Executive’s employment for Cause or Disability, the date specified in a written notice of termination from the Company to the Executive; provided, however, that, in connection with a termination for Cause, no such written notice from the Company shall be effective unless the cure period specified in the proviso in Section 5.3 has expired without the Executive having corrected, in all material respects, the event or events subject to cure; (c) with respect to the termination by the Executive of his employment without Good Reason, the later of (i) the date specified in a written notice of resignation from the Executive to the Company or (ii) 120 days after receipt by the Company of a written notice of resignation from the Executive; and (d) with respect to the termination of the Executive’s employment due to death, the date of the Executive’s death.

5.3.                            Cause.  Termination for “Cause” shall mean termination of the Executive’s employment because of:

(a)                                 any willful act or omission or any act of gross negligence that constitutes a material breach by the Executive of this Agreement;

(b)                                 the willful and continued failure or refusal of the Executive to substantially perform the duties required of him as an employee of the Company;

(c)                                  any willful and material violation by the Executive of any law or regulation applicable to any business of the Bunge Group that could reasonably be expected to have an adverse impact on the business or reputation of any member of the Bunge Group, or the Executive’s conviction of, or a plea of nolo contendere to, a felony, or any willful perpetration by the Executive of a common law fraud; or

(d)                                 any other willful misconduct by the Executive that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, any member of the Bunge Group;

provided, however, that, if any such Cause relates to subsections (a) or (b) of this Section 5.3, the Company may not terminate the Executive’s employment for Cause unless (i) the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination within 90 days following such event and (ii) the Executive has not, within 30 days following receipt of such notice, cured such Cause in a manner that is reasonably satisfactory to the Compensation Committee, or in the event such Cause is not susceptible to cure within such 30-day period, the Compensation Committee reasonably determines that the Executive has not taken all reasonable steps within such 30-day period to cure such Cause as promptly as practicable thereafter.

5.4.                            Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s prior written consent):

(a)                                 a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

(b)                                 a material diminution of the authority, responsibilities or positions of the Executive from those set forth in Section 2.1;

(c)                                  the occurrence of acts or conduct on the part of the Company, its officers, representatives or stockholders that prevent the Executive from, or substantially hinder the Executive in, performing his duties or responsibilities pursuant to Section 2.1; or

(d)                                 if immediately prior to the Change of Control Period the Executive’s principal place of employment is located within the metropolitan New York area, any relocation during the Change of Control Period at the request of the Company of the Executive’s principal place of employment to a location outside of the metropolitan New York area;

provided, however, that no event or condition described in clauses (a) and (b) of this Section 5.4 shall constitute Good Reason unless (i) the Executive gives the Company written notice of his objection to such event or condition within 90 days following the occurrence of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within 30 days following the Company’s receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 30-day period, the Executive reasonably determines that the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (iii) the Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (ii).

6.                                      DEATH OR DISABILITY

6.1.                            Payments and Benefits.  In the event of the Executive’s termination of employment with the Company by reason of his death or Disability, the Executive (or his estate, as applicable) shall be entitled to the following:

(a)                                 the payment of his Base Salary, to the extent not yet paid, through and including his Date of Termination; and

(b)                                 an amount equal to that set forth in Section 5.1.1(c).

Other benefits shall be determined in accordance with the terms of the Company’s equity plans and related award agreements and benefit plans and programs, and the Company shall have no further obligation hereunder, including, without limitation, with respect to any long-term, supplemental or special bonuses.  For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive, as determined by a physician of recognized standing selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance by the Executive of his duties as an employee of the Company for any continuous period of 180 days or for 180 days during any one 12-month period.

7.                                      CHANGE OF CONTROL

7.1.                            Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(a)                                 the acquisition by any Person (as defined below) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder (the “Exchange Act”)) of 35% or more of the common shares of the Company (the “Common Stock”)

then outstanding, but shall not include any such acquisition by any employee benefit plan of any member of the Bunge Group, or any Person or entity organized, appointed or established by any member of the Bunge Group for or pursuant to the terms of any such employee benefit plan;

(b)                                 the consummation after approval by the shareholders of the Company of either (i) a plan of complete liquidation or dissolution of the Company or (ii) a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

(c)                                  the failure for any reason of the Approved Members to constitute at least a majority of the Board;

; provided, however, that with respect to any distribution that is subject to Section 409A of the Code (“Section 409A”) and payment is to be accelerated in connection with the Change of Control, no event(s) set forth in clauses (a), (b) or (c) above shall constitute a Change of Control for purposes of this Agreement unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A.

7.2.                            Approved Member.  For purposes of this Section 7, “Approved Members” shall mean the individuals who, as of the Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).

7.3.                            Person.  For purposes of this Section 7, “Person” shall mean any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (a) Bunge International Limited, (b) any member of the Bunge Group, (c) a trustee or other fiduciary holding securities under an employee benefit plan of any member of the Bunge Group, (d) an underwriter temporarily holding securities pursuant to an offering of such securities or (e) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

7.4.                            Change of Control Period.  For purposes of this Agreement, “Change of Control Period” shall mean (a) the period occurring on the date of a Change of Control and continuing for 30 months thereafter and (b) to the extent that the Executive is terminated without Cause within the 12-month period immediately prior to the date of a Change of Control and there is a reasonable basis to conclude that such termination was at the request or direction of any person acquiring control of the Company in such Change of Control, the 12-month period immediately prior to the date of such Change of Control.

7.5                               Limitation on Payments.  In the event that the Executive receives any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 7.5, would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments and distributions such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code.  The determinations to be made with respect to this Section 7.5 shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive.

8.                                      CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION

8.1.                            Confidentiality.  The Executive agrees with the Company that he shall not at any time, except in the performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Bunge Group, or its employees, officers, directors, shareholders or agents) or use for his own benefit any information deemed to be confidential (prior to its disclosure to the Executive) by the Bunge Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Bunge Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, or other confidential information used by, or useful to, any member of the Bunge Group and known (whether or not known with the knowledge and permission of any member of the Bunge Group and whether or not, at any time prior to the Effective Date, developed, devised, or otherwise created in whole or in part by the efforts of the Executive) to the Executive by reason of his employment by, shareholdings in or other association with any member of the Bunge Group.  The Executive further agrees that he shall retain all copies and extracts of any written Confidential Information acquired or developed by him during any such employment, shareholding or association in trust for the sole benefit of the Bunge Group and its successors and assigns.  The Executive further agrees that he shall not, without the prior written consent of the Company, remove or take from the Bunge Group’s premises (or, if previously removed or taken, he shall, at the Company’s request, promptly return) any written Confidential Information or any copies or extracts thereof.  Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the

Bunge Group, fully and completely, all rights created or contemplated by this Section 8.1.  The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Executive.

8.2.                            Noncompetition and Nonsolicitation.

8.2.1.                  Noncompetition.  The Executive agrees with the Company that, for so long as the Executive is employed by the Company and continuing thereafter for the longer of (a) 18 months following the Executive’s Date of Termination for any reason or (b) where applicable, the Severance Period (the “Restricted Period”), he shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as defined below) in any geographic area in which any member of the Bunge Group has engaged, or engages during the Restricted Period, in a Competing Business (including, without limitation, any area in which any customer of any member of the Bunge Group may be located).

8.2.2.                  Nonsolicitation.  As a separate and independent covenant, the Executive agrees with the Company that, during the Restricted Period, he shall not in any way, directly or indirectly (except in the course of his employment with the Company), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of any member of the Bunge Group, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage or affairs of any member of the Bunge Group, or interfere with or attempt to interfere with any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of any member of the Bunge Group, or solicit, induce, hire or attempt to solicit, induce or hire any of them to terminate service with any member of the Bunge Group or violate the terms of their contracts, or any employment arrangements, with any member of the Bunge Group.

8.2.3.                  Competing Business.  For purposes of this Section 8.2, “Competing Business” means any business then engaged in by any member of the Bunge Group; provided, however, that nothing herein shall limit the right of the Executive to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.

8.3.                            Cooperation of the Executive.  During and after the Executive’s employment with the Company, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company or any former or current member of the Bunge Group.  The Company shall reimburse the Executive for all reasonable costs and expenses incurred in connection with his performance under this Section 8.3, including, without limitation, all reasonable attorneys’ fees and costs.

8.4                               Exclusive Property.  The Executive confirms that all confidential information is and shall remain the exclusive property of the Bunge Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Bunge Group shall be and remain the property of the Bunge Group.

8.5.                            Certain Remedies.  Without intending to limit the remedies available to the Bunge Group, the Executive agrees that a breach of any of the covenants contained in this Section 8 may result in material and irreparable injury to the Bunge Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Bunge Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required specifically to enforce any of the covenants in this Section 8.  Such injunctive relief in any court shall be available to the Bunge Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

9.                                      ARBITRATION

9.1.                            General Terms.  Except as provided in Section 8.5 above, any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach or any matter addressed by the Agreement shall be resolved through binding, confidential arbitration to be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with the arbitration rules of the American Arbitration Association set forth in its National Rules for the Resolution of Employment Disputes then in effect (the “AAA’s Arbitration Rules”).  If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive and the third to be selected by the two persons so selected, all in accordance with the AAA’s Arbitration Rules.  The arbitration proceeding shall be held in New York City or such other location as is mutually agreed in writing by the parties.  The arbitrators shall base their award on the terms of this Agreement, and the arbitrators shall strictly follow the law and judicial precedents that a United States District Judge sitting in the Southern District of the State of New York would apply in the event the dispute were litigated in such court.  The arbitration shall be governed by the substantive laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflicts of law rules, and by the arbitration law chosen by the arbitrators, and the arbitrator shall have no power or authority to order or grant any remedy or relief that a court could not order or grant under applicable law.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Nothing contained in this Section 9.1 shall be construed to preclude the Company from exercising its rights under Section 8.5 above.

9.2.                            Costs and Attorneys’ Fees.  The Company shall bear the cost of the arbitrators.  Costs and expenses associated with the arbitration that are not otherwise assignable to one of the parties shall be allocated equally between the parties.  In every other respect, the parties shall each pay their own costs and expenses, including, without limitation, attorneys’ fees and costs.

10.                               MISCELLANEOUS

10.1.                     Communications.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) if delivered by hand, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (c) if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after mailed to the appropriate party at the following address (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)                                 if to the Company:

Bunge Limited

Attn:  Chief Personnel Officer

50 Main Street, 6th Floor

White Plains, New York 10606

Fax:  (914) 684-3458

(b)                                 if to the Executive:

To his home address then on file with the Company.

10.2.                     Waiver of Breach.  The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.

10.3.                     Severability.  The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein.  It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof.  Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

10.4.                     Assignment; Successors.  No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the Company shall cause its obligations remaining under this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets; provided, however, that no such assumption shall relieve the Company of its obligations under this Agreement to the extent such obligations are not satisfied by the entity assuming the Company’s obligations hereunder, unless the Company obtains the written consent of the Executive at the time of such assumption.

10.5.                     Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein; provided, however, that this Agreement shall not supersede any of the Executive’s pension entitlements in existence as of the Effective Date or, subject to Sections 5.1.1(g) and (h), any Awards granted to the Executive under the Bunge Equity Plan that are outstanding as of the Effective Date.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.

10.6.                     Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company’s employee benefit plans, if any.

10.7.                     Governing Law.  This Agreement shall be governed by, and construed with, the law of the State of New York.

10.8.                     Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

10.9.                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.10.              Separate Payments.  For the purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

10.11.              Specified Employee.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s termination of employment he is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the termination of the Executive’s employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program or arrangement of the Company), until the date which is the first business day following the six-month anniversary of the Executive’s Date of Termination, at which time such delayed payments will be paid to the Executive in a lump sum; provided, however, that a payment delayed pursuant to this Section 10.11 shall commence earlier in the event of the Executive’s death prior to the six-month anniversary of his Date of Termination.

10.12.          Section 409A Compliance.  (i) Notwithstanding any contrary provision in this Agreement, if any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.

(ii) If any payment or benefit owed to the Executive under this Agreement is considered for purposes of Section 409A to be owed to the Executive by virtue of his termination of employment, such payment or benefit shall be paid if and only if such termination constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first written above.

BUNGE LIMITED

By:
Name:
Title:

EXECUTIVE

Soren Schroder

EXHIBIT A

Form of Release

I, Soren Schroder, hereby understand and agree to the terms of this release (the “Release”) in consideration for certain obligations undertaken by the Company under the Employment Agreement between me and the Company, dated February 6, 2013 (the “Agreement”).  Capitalized terms used, but not defined, in this Release will have the meanings assigned to such terms in the Agreement.

(a)                                 General Release.  In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge the Bunge Group and its respective employees, officers, directors, shareholders and agents (each, a “Released Party”) from any and all claims, actions, causes of action, complaints, charges and grievances (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that I may have, or in the future may possess, arising from or relating to (i) my employment relationship with and service as an employee of any member of the Bunge Group and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I retain my rights, if any, (x) to seek indemnification from the Company for any and all costs incurred by me as a result of any liability imposed in connection with my service as an employee, officer or director of the Company or (y) arising under the Agreement.  I further agree that my receipt of the payments and benefits described in the Agreement will be in full satisfaction of any and all Claims for payments or benefits that I may have against the Bunge Group.

(b)                                 Specific Release of ADEA Claims.  In consideration of my receipt of the payments and benefits provided to me under this Agreement, I hereby release and forever discharge each Released Party from any and all Claims that I may have as of the date of this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Release, I hereby acknowledge and confirm the following:  (i) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA; (ii) I have been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto; (iii) I am providing the release and discharge set forth in this paragraph (b) in exchange for the consideration provided by the Agreement; and (iv) I have knowingly and voluntarily accepted the terms of this Release.

(c)                                  No Legal Claim.  I hereby agree and represent that I have not and will not commence or join any legal action, including, without limitation, any complaint to any federal, state or local agency, to assert any Claim against any Released Party.  If I commence or join any such legal action against a Released Party, I will indemnify such Released Party for its reasonable costs and attorneys’ fees incurred in defending such action, as well as for any monetary judgment obtained by me against any Released Party in such action.  Nothing in this paragraph (c) is intended to reflect any party’s belief that my waiver of Claims under ADEA is invalid or unenforceable under this Agreement, it being the intent of the parties that such Claims are waived.

(d)                                 Revocation.  I hereby understand and acknowledge that this Release may be revoked by me within the 7-day period commencing on the date that I sign this Release (the “Revocation Period”).  In the event of any such revocation by me, all obligations of the Company remaining under the Agreement will terminate and be of no further force and effect as of the date of such revocation.  No such revocation by me will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

ACCEPTED AND AGREED:

Soren Schroder

Dated:

2